Exhibit 99.1

News Release

Oregon Public Utility Commission initiates Proceeding on Cascade’s natural gas rates

For Immediate Release

Contact:         Larry C. Rosok
                        Cascade Natural Gas Corporation
                        206/381-6711

Seattle (Business Wire)—August 9, 2006—The Oregon Public Utility Commission (OPUC) voted yesterday to initiate a rate case proceeding to determine if Cascade’s general service rates are too high.  Cascade’s rates are already the lowest of all natural gas utilities providing natural gas service in Oregon.

Cascade’s last general rate increase in Oregon was 16 years ago in 1990.  In 1997, Cascade voluntarily reduced rates by $800,000 and agreed with the OPUC in 1998 to implement an earnings sharing mechanism.  The earnings sharing mechanism was designed to encourage Cascade and other utilities to manage their costs to limit rate increases.  If Cascade achieved a certain level of earnings, it would share these earnings with customers.  Cascade has responded by reducing costs and avoiding rate cases.  Cascade’s rates are currently the lowest in the state by approximately 15%.

Customers have benefited from the earnings-sharing mechanism and Cascade has shared earnings with customers three times in the last eight years totaling $776,000.  Cascade has been the only natural gas utility in the state to have shared earnings with its customers under the mechanism.

With these reductions and no general rate increase since 1990, Cascade’s rates for delivering natural gas have actually declined (a) over the last 16 years.  The Company agreed in April 2006 to reduce the earnings-sharing cap to share earnings sooner with customers.  This was done in conjunction with a settlement in a proceeding involving Cascade’s proposed Conservation Alliance Plan.

Mr. Stevens, President and CEO of Cascade said, “We are proud to have the lowest rates of any gas company in Oregon while still providing exceptional service to our customers.   We are disappointed that the OPUC has decided to attempt to reduce our incentive to control costs.   We intend to vigorously defend that our rates are at an appropriate level. “

Cascade Natural Gas Corporation (NYSE:CGC) is a local distribution company providing natural gas service to approximately 235,000 residential, commercial, and large industrial customers in the states of Washington and Oregon.

(a) The cost of gas (PGA) has increased over this time.  The PGA is a direct pass through of gas cost that is also subject to OPUC review.

Forward Looking Statements

The Company’s discussion in this report, or in any information incorporated herein by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, are forward-looking statements, including statements concerning plans, objectives, goals, strategies, and future events or performance.  The disclaimers under the caption “Forward-Looking Statements”, included in the Company’s Quarterly Report on Form 10-Q filed on July 26, 2006 for the quarter ended June 30, 2006, apply in their entirety to all forward-looking statements contained in this report